Exhibit 10.28
March 13, 2018

Emergent Capital, Inc.
Board of Directors
c/o Ms. Miriam Martinez, CFO
5355 Town Center Road
Suite 701
Boca Raton, FL 33486

Confidential

Ladies and Gentlemen:

PJC Investments, LLC ("PJC") hereby confirms it will invest, on the terms and subject to the conditions set forth in this letter, up to $2 million (the "Investment") in Emergent Capital, Inc. (the "Company"), at any time during the period from the date of this letter to March 15, 2019, in accordance with the terms below.

The conditions precedent for such an investment are:

1.
The Investment will be required upon a determination by the Company’s Board of Directors (the "Board") that the Company is in need of capital in order to meet its current financial obligations and requires an immediate capital infusion;

2.
The Investment will be in the form of a Senior Secured 8.5% Note (a "Senior Note") issued pursuant to the Company’s Amended and Restated Senior Secured Note Indenture dated as of July 28, 2017 (the "Indenture") or another form of investment which, if debt, will not mature earlier than March 15, 2019;

3.
The Company must request the Investment by delivering to PJC a written request for funding from PJC indicating the amount of the Investment and that the Investment will be for a Senior Note (a "Request");

4.	PJC shall have 30 days from the date of the Request to fund the Investment; and

5.
Management of the Company has developed cash flow estimates which based on the nature of the business can be uncertain as to both timing and amount.  This Investment as outlined above is intended to only cover operating cash flow shortfalls based on management’s current projections in the ordinary course of business. Shortfalls arising from extraordinary events including events outside of the Company’s control are not contemplated under this support letter.

This letter is for the sole benefit of PJC Investments and the Company. A copy of this letter is being provided to Grant Thornton LLP, 1301 International Parkway, Suite 300, Fort Lauderdale, FL 33323.

Very truly yours,

/s/ Patrick J. Curry
Patrick J. Curry
Chief Executive Officer
4819-8392-8415v.7